UNITED STATES
1SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2018 (November 8, 2018)

KCAP Financial, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00735	20-5951150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 MADISON AVENUE

NEW YORK, NY 10017

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 455-8300

Not applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

As previously announced, on November 8, 2018, KCAP Financial, Inc., a Delaware corporation (“KCAP”), entered into an agreement and plan of merger (the “Merger Agreement”) with Commodore Holdings, L.L.C., a Delaware limited liability company and a direct wholly-owned subsidiary of KCAP (“Commodore”), Katonah Debt Advisors, L.L.C., a Delaware limited liability company and a direct wholly-owned subsidiary of Commodore (“Katonah”), Trimaran Advisors, L.L.C., a Delaware limited liability company and a direct wholly-owned subsidiary of Commodore (“Trimaran”), Trimaran Advisors Management, L.L.C., a Delaware limited liability company and a direct wholly-owned subsidiary of Commodore (“Trimaran Management”, and together with Katonah, and Trimaran, the “Acquired Companies”), LibreMax Intermediate Holdings, LP, a Delaware limited partnership (“LibreMax”), LM Rubicon Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), LM Rubicon Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and LM Rubicon Merger Sub 3, LLC, a Delaware limited liability company (“Merger Sub 3”, and, together with Merger Sub 1 and Merger Sub 2, the “Merger Subs”). At the effective time of the transactions contemplated by the Merger Agreement, Katonah, Trimaran and Trimaran Management will be acquired by LibreMax through mergers with Merger Sub 1, Merger Sub 2 and Merger Sub 3, respectively, with Katonah, Trimaran and Trimaran Management surviving such mergers as wholly-owned subsidiaries of LibreMax (such mergers, the “Mergers”).

The Board of Directors of KCAP has unanimously approved, and the General Partner of LibreMax has approved, the Merger Agreement and the transactions contemplated thereby.

At the closing of the transactions contemplated by the Merger Agreement (the “Closing”), LibreMax has agreed to pay KCAP an amount in cash equal to $37.9 million, subject to customary adjustments for transaction expenses and certain accruals.

The Closing is expected to occur in the last quarter of 2018.  The consummation of the Mergers is subject to customary closing conditions, including the absence of material changes, the receipt of certain deliverables and notifications and the receipt of relevant consents. The Merger Agreement contains certain termination rights for both KCAP and LibreMax, including in the event that the Mergers are not completed on or before March 31, 2019.

The Merger Agreement contains customary representations and warranties of KCAP, the Acquired Companies, LibreMax and the Merger Subs. KCAP and the Acquired Companies make further representations regarding business and operational matters, including as to their financial statements, material liabilities, material contracts, employee matters and compliance with laws and regulatory requirements. The Merger Agreement also contains customary covenants (including agreements from KCAP and the Acquired Companies that they will conduct their business in the ordinary course prior to the Closing, that they will not engage in certain kinds of transactions during this period, and that they will take commercially reasonable efforts to seek certain approvals) and other terms, provisions and conditions that the parties made to each other as of specific dates. The parties provide each other with reciprocal rights of indemnification with respect to breaches of representations, warranties and covenants upon customary terms.

The assertions embodied in the foregoing terms were made solely for purposes of the Merger Agreement, and may be subject to qualifications and limitations agreed to by the parties in connection with negotiating their respective terms. Moreover, they may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on such representations, warranties, covenants or other terms, provisions or conditions as statements of factual information at the time that they were made or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2018		KCAP Financial, Inc.

	By:	/s/ Edward U. Gilpin
Name: Edward U. Gilpin
Title: Chief Financial Officer